Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS FOURTH QUARTER 2017 FINANCIAL RESULTS
-- Improved asset quality, strong margin, and loan growth support solid performance --

MADISON, Wis., Jan. 25, 2018 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) reported fourth quarter 2017 results highlighted by markedly improved credit metrics, stable net interest margin and solid loan growth. Loan loss provision declined by $1.0 million, or 67.8%, from the linked quarter, marking the lowest level of provision in nine quarters.

Summary results for the quarter ended December 31, 2017 include:

•
Net income totaled $4.0 million, compared to $2.6 million in the linked quarter and $4.0 million in the fourth quarter of 2016. Net income reflected $629,000 in a one-time tax expense related to the enactment of the Tax Cuts and Jobs Act (the “Act”) during the fourth quarter of 2017.

•
During the fourth quarter of 2017, the Company recognized a $3.0 million federal historic tax credit that resulted in a net benefit totaling $674,000, or $0.08 per share, after consideration of the $2.3 million impairment of the underlying tax credit investment.

•	Diluted earnings per common share measured $0.46, compared to $0.30 and $0.46 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.91% and 9.57%, respectively, for the fourth quarter of 2017, compared to 0.58% and 6.22% for the linked quarter and 0.89% and 9.82% for the fourth quarter of 2016.

•	Net interest margin was 3.63%, compared to 3.52% in the linked quarter and 3.91% for the fourth quarter of 2016.

•	Trust and investment services fee income totaled a record $1.7 million, growing 5.2% from the linked quarter and 26.5% from the fourth quarter of 2016.

•	Provision for loan and lease losses decreased to $473,000, compared to $1.5 million for the linked quarter and $1.0 million for the fourth quarter of 2016.

•	SBA recourse provision decreased to $145,000, compared to $1.3 million for the linked quarter and $1.6 million for the fourth quarter of 2016.

•	The Company’s efficiency ratio measured 63.23%, compared to 66.56% for the linked quarter and 57.52% for the fourth quarter of 2016.

•	Record period-end gross loans and leases receivable of $1.502 billion grew 9.5% annualized during the fourth quarter and up 3.5% from December 31, 2016.

•
Non-performing loans and leases as a percent of total gross loans and leases receivable measured 1.76% at December 31, 2017, compared to 2.26% and 1.74% at the end of the linked and prior year quarters, respectively.

“Fourth quarter results reflect a positive trajectory for First Business,” said Corey Chambas, President and Chief Executive Officer. “Non-performing loans declined for the third consecutive quarter, total loans grew meaningfully, and core net interest margin remained above our 3.50% target, aided by well-managed funding amid a rising rate and highly competitive environment. In addition, our trust business again posted record levels of assets and revenue, and we continued to exercise discipline in our operating expenses.”
Chambas added, “While a lack of SBA loan sales muted fourth quarter revenue, we believe our strengthening pipeline positions us well for 2018. We rebuilt our SBA production staff during the second half of 2017 and expect to add additional producers in 2018. We begin the new year encouraged by the outcomes of significant work on our SBA platform, which positions us for growth as we move through 2018.”
Results of Operations
Net interest income was $15.4 million in the fourth quarter of 2017, compared to $14.9 million in the linked quarter and $16.8 million in the fourth quarter of 2016. Non-accrual interest received upon full repayment of $4.3 million of impaired loans outstanding from four borrowers boosted net interest income by $440,000 during the quarter. Elevated fourth quarter 2016 fees collected in lieu of interest from loan payoffs (“prepayment fees”) of $2.0 million significantly increased net interest income in the prior year quarter. Additionally, net interest income in the fourth quarter of 2017 continued to reflect a shift in the mix of loan originations toward lower-yielding conventional commercial loans. This was partially offset by successful efforts to manage deposit rates and utilize an efficient mix of wholesale funding sources, as well as the increase in rates on certain variable-rate loans following the Federal Open Market Committee’s increases in the targeted federal funds rate since December 2016.
Average total deposit costs for the fourth quarter of 2017 increased to 0.79%, compared to 0.74% in the linked quarter and 0.71% in the prior year quarter. Similarly, the Company’s cost of total bank funding increased to 0.88% for the fourth quarter of 2017, compared to 0.78% in the linked quarter and 0.72% in the prior year quarter. Total bank funding is defined as total deposits plus FHLB advances. Management believes a modest increase in average total deposit costs will continue as the Company looks to effectively manage deposit relationships amid intense competition and continued expectation of a rising rate environment.
Net interest margin measured 3.63% for the fourth quarter of 2017, compared to 3.52% in the linked quarter and 3.91% in the fourth quarter of 2016. The full repayment of the aforementioned non-performing credits contributed 10 basis points to net interest margin during the fourth quarter of 2017. Third quarter of 2017 was not materially affected by volatile sources of net interest income. Elevated prepayment fees drove the net interest margin increase in the fourth quarter of 2016. The collection of interest on loans previously in non-accrual status, prepayment fees, and the accumulation of significant short-term deposit inflows are, and will continue to be, expected sources of volatility to quarterly net interest income and net interest margin. Management expects the successful continuation of its strategies will allow the Company to maintain a net interest margin within its target of 3.50% or better.
The Company recorded provision for loan and lease losses totaling $473,000 in the fourth quarter of 2017, compared to $1.5 million in the linked quarter and $1.0 million in the fourth quarter of 2016. Provision for the fourth quarter of 2017 primarily reflects an increase to the general reserve commensurate with loan growth during the quarter.
Non-interest income totaled $3.5 million, or 18.7% of total revenue, for the fourth quarter of 2017, compared to $4.3 million, or 22.6%, for the linked quarter and $3.9 million, or 19.0%, for the fourth quarter of 2016. Non-interest income was reduced by the sale of certain securities at a net loss of $409,000 late in December 2017, ahead of the 2018 reduction in corporate tax rates. The Company reinvested the cash into securities within the portfolio’s existing risk profile while adding approximately 130 basis points in yield. Additionally, fourth quarter of 2017 non-interest income decreased as gains on the sale of SBA loans decreased to $90,000 for the fourth quarter of 2017, compared to $606,000 and $546,000 in the linked and year ago quarters, respectively.
“The SBA loans originated through our revamped nationwide SBA platform continue to meet our quality, compliance and profitability expectations,” Chambas commented. “While we anticipate some volatility in our SBA business line, we are pleased with our recent hires of production staff and low level of fourth quarter recourse reserve expense. Moving forward, we anticipate high quality growth will continue at a moderate pace as recently hired talent and anticipated hires gain momentum.”
The linked quarter comparison additionally reflected lower swap fees resulting from transactions in which the Company offers the client a floating rate loan and interest rate swap and then offsets the interest rate risk through an interest rate swap with a counter-party dealer. Although we believe additional demand for these types of opportunities will continue in 2018 due to the market’s assumptions of a rising interest rate environment, swap fee income may be a source of non-interest income volatility based on the needs of our clients.
Record trust and investment services fee income continued to boost revenues and remained the Company’s largest source of non-interest income. Trust and investment services fee income totaled $1.7 million in the fourth quarter of 2017, increasing $86,000, or 5.2%, and $364,000, or 26.5%, compared to the linked and prior year quarters, respectively. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.536 billion at December 31, 2017, up $119.9 million, or 33.9% annualized, from the prior quarter and $332.0 million, or 27.6%, from December 31, 2016.
Non-interest expense was $14.9 million for the fourth quarter of 2017, compared to $14.2 million for the linked quarter and $14.5 million in the fourth quarter of 2016. Significant non-operating, one-time items impacted expenses across these periods. During the fourth quarter of 2017, the Company recognized $2.3 million in nonrecurring expense due to impairment of a federal historic tax credit investment, which corresponded with the recognition of $3.0 million in tax credits during the quarter. Additionally, during the fourth quarter of 2017 the Company recognized $199,000 in final deconversion costs related to Alterra Bank’s core banking system, following $794,000 in one-time fees recognized in the fourth quarter of 2016 to terminate its core banking system vendor agreement. The Company also recorded $145,000 in SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold, down from $1.3 million and $1.6 million recorded in the linked and prior year quarters, respectively. The total recourse reserve balance was $2.8 million, or 2.8% of total sold

SBA loans outstanding at December 31, 2017. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters.
Operating expense totaled $12.2 million in the fourth quarter of 2017, $12.8 million in the linked quarter and $11.9 million in the fourth quarter of 2016. Operating expenses for the periods of comparison are defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release.
Lower full year 2017 incentive compensation, which is tied to the Company’s overall performance, is reflected in total compensation expense for the fourth quarter. Consequently, total compensation expense decreased by $692,000 and $138,000 compared to the linked and prior year quarters, respectively.
The Company’s fourth quarter 2017 efficiency ratio was 63.23%, compared to 66.56% for the linked quarter and 57.52% for the fourth quarter of 2016. Over time, the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management efforts, including through its recently completed charter consolidation and core conversion, as well as long-term revenue initiatives, such as efforts to increase sustainable and high-quality SBA lending production.
Income Tax Expense
Effective January 1, 2018, the Act reduced the corporate federal income tax rate to 21% from 35%, which required the Company to revalue deferred taxes as of December 31, 2017. The revaluation resulted in an additional $629,000 income tax expense during the fourth quarter of 2017. The Company also recognized a federal historic tax credit during the quarter, which reduced income tax expense by $3.0 million.
The full year 2017 effective tax rate, excluding these fourth quarter discrete items, was 28.4%. For 2018, the Company expects to report an effective tax rate of 20%-22%, excluding discrete items.
Balance Sheet
Period-end gross loans and leases receivable totaled $1.502 billion at December 31, 2017, increasing $34.9 million, or 2.4%, from September 30, 2017 and increasing $50.9 million, or 3.5%, from December 31, 2016. On an average basis, reflecting particularly strong production late in the fourth quarter, gross loans and leases of $1.467 billion decreased by $3.6 million, or 0.2%, compared to the linked quarter and decreased by $817,000, or 0.1%, compared to the fourth quarter of 2016.
As of December 31, 2017, net conventional loan balances for the Company’s established Wisconsin markets increased $22.5 million compared to the linked quarter and $91.7 million compared to the prior year quarter, reflecting solid execution of the Company’s niche business banking model. The Company expects recent and ongoing investments in its Kansas City market and SBA platform to deliver similar growth outcomes over time, outpacing acquired portfolio runoff.
Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.086 billion, or 68.9% of total bank funding at December 31, 2017, compared to $1.091 billion, or 69.6%, at September 30, 2017 and $1.122 billion, or 71.4%, at December 31, 2016. Period-end wholesale bank funds were $491.5 million at December 31, 2017, including brokered certificates of deposit of $287.6 million, deposits gathered through internet deposit listing services of $20.4 million and Federal Home Loan Bank (“FHLB”) advances of $183.5 million. Consistent with the Company’s longstanding funding strategy to use the most efficient and cost effective source of wholesale funds, management continues to replace maturing wholesale deposits with fixed rate FHLB advances at various terms to meet its balance sheet management needs. Over time, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company's target range of 60%-70%.
Asset Quality
Total non-performing loans were $26.4 million at December 31, 2017, decreasing by $6.8 million, or 20.6%, compared to $33.2 million at September 30, 2017 and increasing by $1.2 million, or 4.7%, compared to $25.2 million at December 31, 2016. The decrease from the linked quarter primarily reflected the aforementioned full repayment of $4.3 million of impaired loans associated with four borrowers. Net charge-offs of $1.6 million during the fourth quarter of 2017, of which the significant majority were previously individually reserved for, also contributed to the non-performing loans decrease. No significant credits migrated to non-accrual status during the quarter. As a percent of total gross loans and leases receivable, non-performing loans measured 1.76% at December 31, 2017, compared to 2.26% and 1.74% at the end of the linked quarter and fourth quarter of 2016, respectively.
“The significant steps we have taken to improve asset quality are producing the intended outcomes,” Chambas said. “The fourth quarter decline in non-performing loans marks the third consecutive quarterly improvement, and we are pleased with our success in securing repayment for previously impaired credits. We remain focused on restoring our historically strong asset quality and are confident in our team’s ability to execute over the long term.”

Capital Strength
The Company's capital ratios continued to exceed the highest required regulatory benchmark levels. As of December 31, 2017, total capital to risk-weighted assets was 11.98%, tier 1 capital to risk-weighted assets was 9.45%, tier 1 leverage capital to adjusted average assets was 9.54% and common equity tier 1 capital to risk-weighted assets was 8.89%. In addition, as of December 31, 2017, tangible common equity to tangible assets was 8.79%.
Quarterly Dividend
As previously announced, during the fourth quarter of 2017, the Company's Board of Directors declared a regular quarterly dividend of $0.13 per share. The dividend was paid on November 16, 2017 to shareholders of record at the close of business on November 6, 2017. Measured against fourth quarter 2017 diluted earnings per share of $0.46, the dividend represents a 28.3% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.
About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$52,539	$73,196	$63,745	$60,899	$77,517
Securities available-for-sale, at fair value	126,005	131,130	136,834	147,058	145,893
Securities held-to-maturity, at amortized cost	37,778	38,873	37,806	38,485	38,612
Loans held for sale	2,194	—	3,491	3,924	1,111
Loans and leases receivable	1,501,595	1,466,713	1,458,175	1,480,971	1,450,675
Allowance for loan and lease losses	(18,763)	(19,923)	(21,677)	(21,666)	(20,912)
Loans and leases, net	1,482,832	1,446,790	1,436,498	1,459,305	1,429,763
Premises and equipment, net	3,156	3,048	2,930	3,955	3,772
Foreclosed properties	1,069	2,585	2,585	1,472	1,472
Bank-owned life insurance	40,323	39,988	39,674	39,358	39,048
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	5,670	5,083	2,815	4,782	2,131
Goodwill and other intangible assets	12,652	12,735	12,760	12,774	12,773
Accrued interest receivable and other assets	29,848	32,228	29,790	28,578	28,607
Total assets	$1,794,066	$1,785,656	$1,768,928	$1,800,590	$1,780,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,086,346	$1,090,524	$1,120,205	$1,104,281	$1,122,174
Wholesale deposits	307,985	333,200	354,393	388,433	416,681
Total deposits	1,394,331	1,423,724	1,474,598	1,492,714	1,538,855
Federal Home Loan Bank advances and other borrowings	207,898	167,884	106,395	121,841	59,676
Junior subordinated notes	10,019	10,015	10,012	10,008	10,004
Accrued interest payable and other liabilities	12,540	17,252	12,689	11,893	10,514
Total liabilities	1,624,788	1,618,875	1,603,694	1,636,456	1,619,049
Total stockholders’ equity	169,278	166,781	165,234	164,134	161,650
Total liabilities and stockholders’ equity	$1,794,066	$1,785,656	$1,768,928	$1,800,590	$1,780,699

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Total interest income	$19,504	$18,634	$19,225	$18,447	$20,321	$75,811	$78,117
Total interest expense	4,146	3,751	3,746	3,559	3,568	15,202	14,789
Net interest income	15,358	14,883	15,479	14,888	16,753	60,609	63,328
Provision for loan and lease losses	473	1,471	3,656	572	994	6,172	7,818
Net interest income after provision for loan and lease losses	14,885	13,412	11,823	14,316	15,759	54,437	55,510
Trust and investment service fees	1,739	1,653	1,648	1,629	1,375	6,670	5,356
Gain on sale of SBA loans	90	606	535	360	546	1,591	4,400
Service charges on deposits	727	756	766	765	743	3,013	2,990
Loan fees	463	391	675	458	639	1,988	2,430
Net (loss) gain on sale of securities	(409)	5	1	—	3	(403)	10
Other non-interest income	915	928	1,113	851	625	3,806	2,802
Total non-interest income	3,525	4,339	4,738	4,063	3,931	16,665	17,988
Compensation	6,953	7,645	8,382	8,683	7,091	31,663	31,545
Occupancy	567	527	519	475	481	2,088	2,019
Professional fees	1,017	995	1,041	1,010	1,144	4,063	4,031
Data processing	891	592	635	584	1,327	2,701	3,298
Marketing	563	594	582	370	628	2,109	2,338
Equipment	342	285	300	283	276	1,211	1,189
Computer software	686	715	639	683	553	2,723	2,160
FDIC insurance	307	320	381	380	483	1,388	1,472
Collateral liquidation costs	273	371	77	92	58	829	262
Net (gain) loss on foreclosed properties	(143)	—	—	—	29	(143)	122
Impairment of tax credit investments	2,447	112	112	113	171	2,784	3,691
SBA recourse provision	145	1,315	774	6	1,619	2,240	2,068
Other non-interest expense	811	760	779	881	663	3,215	2,238
Total non-interest expense	14,859	14,231	14,221	13,560	14,523	56,871	56,433
Income before income tax (benefit) expense	3,551	3,520	2,340	4,819	5,167	14,231	17,065
Income tax (benefit) expense(1)	(486)	936	454	1,422	1,199	2,326	2,156
Net income(1)	$4,037	$2,584	$1,886	$3,397	$3,968	$11,905	$14,909

Per common share:
Basic earnings(1)	$0.46	$0.30	$0.22	$0.39	$0.46	$1.36	$1.71
Diluted earnings(1)	0.46	0.30	0.22	0.39	0.46	1.36	1.71
Dividends declared	0.13	0.13	0.13	0.13	0.12	0.52	0.48
Book value	19.32	19.04	18.96	18.83	18.55	19.32	18.55
Tangible book value	17.87	17.59	17.49	17.36	17.08	17.87	17.08
Weighted-average common shares outstanding(2)	8,631,554	8,621,311	8,601,379	8,600,620	8,587,814	8,612,770	8,573,722
Weighted-average diluted common shares outstanding(2)	8,631,554	8,621,311	8,601,379	8,600,620	8,587,814	8,612,770	8,573,722

(1)
Results as of and for the three months and year ended December 31, 2016 have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

(2)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$973,929	$11,591	4.76%	$966,711	$10,922	4.52%	$950,168	$11,561	4.87%
Commercial and industrial loans(1)	437,804	6,303	5.76%	448,955	6,187	5.51%	462,778	7,309	6.32%
Direct financing leases(1)	28,476	299	4.20%	28,648	303	4.23%	29,476	325	4.41%
Consumer and other loans(1)	27,110	274	4.04%	26,577	274	4.12%	25,714	271	4.22%
Total loans and leases receivable(1)	1,467,319	18,467	5.03%	1,470,891	17,686	4.81%	1,468,136	19,466	5.30%
Mortgage-related securities(2)	132,067	621	1.88%	136,330	613	1.80%	152,894	607	1.59%
Other investment securities(3)	35,956	202	2.25%	36,106	158	1.75%	34,414	136	1.58%
FHLB and FRB stock	5,572	30	2.15%	3,949	25	2.53%	2,702	18	2.66%
Short-term investments	51,303	184	1.43%	44,478	152	1.37%	56,364	94	0.67%
Total interest-earning assets	1,692,217	19,504	4.61%	1,691,754	18,634	4.41%	1,714,510	20,321	4.74%
Non-interest-earning assets	91,361			85,768			67,719
Total assets	$1,783,578			$1,777,522			$1,782,229
Interest-bearing liabilities
Transaction accounts	$241,421	450	0.75%	$240,035	364	0.61%	$185,336	184	0.40%
Money market	529,195	727	0.55%	588,811	700	0.48%	618,723	659	0.43%
Certificates of deposit	58,977	154	1.04%	57,716	150	1.04%	60,149	145	0.96%
Wholesale deposits	325,000	1,435	1.77%	346,641	1,494	1.72%	437,412	1,767	1.62%
Total interest-bearing deposits	1,154,593	2,766	0.96%	1,233,203	2,708	0.88%	1,301,620	2,755	0.85%
FHLB advances	168,451	689	1.64%	103,401	351	1.36%	30,995	72	0.93%
Other borrowings	24,389	411	6.74%	24,400	411	6.74%	25,387	461	7.26%
Junior subordinated notes	10,016	280	11.18%	10,013	281	11.23%	10,002	280	11.20%
Total interest-bearing liabilities	1,357,449	4,146	1.22%	1,371,017	3,751	1.09%	1,368,004	3,568	1.04%
Non-interest-bearing demand deposit accounts	238,846			224,961			246,016
Other non-interest-bearing liabilities	18,632			15,376			6,655
Total liabilities	1,614,927			1,611,354			1,620,675
Stockholders’ equity	168,651			166,168			161,554
Total liabilities and stockholders’ equity	$1,783,578			$1,777,522			$1,782,229
Net interest income		$15,358			$14,883			$16,753
Interest rate spread			3.39%			3.32%			3.70%
Net interest-earning assets	$334,768			$320,737			$346,506
Net interest margin			3.63%			3.52%			3.91%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Year Ended
(Dollars in thousands)	December 31, 2017			December 31, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$961,572	$43,452	4.52%	$938,524	$43,927	4.68%
Commercial and industrial loans(1)	447,937	26,165	5.84%	465,736	28,143	6.04%
Direct financing leases(1)	28,988	1,231	4.25%	30,379	1,364	4.49%
Consumer and other loans(1)	27,612	1,112	4.03%	25,615	1,193	4.66%
Total loans and leases receivable(1)	1,466,109	71,960	4.91%	1,460,254	74,627	5.11%
Mortgage-related securities(2)	138,528	2,466	1.78%	147,433	2,328	1.58%
Other investment securities(3)	37,085	682	1.84%	32,995	517	1.57%
FHLB and FRB stock	4,231	103	2.43%	2,537	79	3.11%
Short-term investments	49,113	600	1.22%	94,548	566	0.60%
Total interest-earning assets	1,695,066	75,811	4.47%	1,737,767	78,117	4.50%
Non-interest-earning assets	84,829			73,905
Total assets	$1,779,895			$1,811,672
Interest-bearing liabilities
Transaction accounts	$226,540	1,335	0.59%	$169,571	456	0.27%
Money market	583,241	2,746	0.47%	642,784	3,112	0.48%
Certificates of deposit	56,667	569	1.00%	65,608	592	0.90%
Wholesale deposits	361,712	6,155	1.70%	467,826	7,556	1.62%
Total interest-bearing deposits	1,228,160	10,805	0.88%	1,345,789	11,716	0.87%
FHLB advances	105,276	1,472	1.40%	14,485	140	0.97%
Other borrowings(4)	24,796	1,813	7.31%	26,581	1,818	6.84%
Junior subordinated notes	10,011	1,112	11.11%	10,076	1,115	11.07%
Total interest-bearing liabilities	1,368,243	15,202	1.11%	1,396,931	14,789	1.06%
Non-interest-bearing demand deposit accounts	230,907			246,182
Other non-interest-bearing liabilities	14,375			10,013
Total liabilities	1,613,525			1,653,126
Stockholders’ equity	166,370			158,546
Total liabilities and stockholders’ equity	$1,779,895			$1,811,672
Net interest income		$60,609			$63,328
Interest rate spread			3.36%			3.44%
Net interest-earning assets	$326,823			$340,836
Net interest margin			3.58%			3.64%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Average rate of other borrowings reflects the cost of prepaying a secured borrowing during the second quarter of 2017.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Return on average assets (annualized)(1)	0.91%	0.58%	0.42%	0.77%	0.89%	0.67%	0.82%
Return on average equity (annualized)(1)	9.57%	6.22%	4.50%	8.31%	9.82%	7.16%	9.40%
Efficiency ratio	63.23%	66.56%	65.39%	70.85%	57.52%	66.48%	61.12%
Interest rate spread	3.39%	3.32%	3.43%	3.31%	3.70%	3.36%	3.44%
Net interest margin	3.63%	3.52%	3.64%	3.51%	3.91%	3.58%	3.64%
Average interest-earning assets to average interest-bearing liabilities	124.66%	123.39%	123.99%	123.50%	125.33%	123.89%	124.40%

(1)
Results for the three months and year ended December 31, 2016 have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Non-performing loans and leases	$26,389	$33,232	$37,162	$37,519	$25,194
Foreclosed properties	1,069	2,585	2,585	1,472	1,472
Total non-performing assets	27,458	35,817	39,747	38,991	26,666
Performing troubled debt restructurings	332	275	702	702	717
Total impaired assets	$27,790	$36,092	$40,449	$39,693	$27,383

Non-performing loans and leases as a percent of total gross loans and leases	1.76%	2.26%	2.55%	2.53%	1.74%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.83%	2.44%	2.72%	2.63%	1.83%
Non-performing assets as a percent of total assets	1.53%	2.01%	2.25%	2.17%	1.50%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.25%	1.36%	1.49%	1.46%	1.44%
Allowance for loan and lease losses as a percent of non-performing loans and leases	71.10%	59.95%	58.33%	57.75%	83.00%

Criticized assets:
Substandard	$32,687	$36,747	$39,011	$46,299	$34,299
Doubtful	4,692	5,055	6,658	—	—
Foreclosed properties	1,069	2,585	2,585	1,472	1,472
Total criticized assets	$38,448	$44,387	$48,254	$47,771	$35,771
Criticized assets to total assets	2.14%	2.49%	2.73%	2.65%	2.01%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Charge-offs	$1,643	$3,230	$3,757	$209	$344	$8,840	$3,594
Recoveries	(11)	(5)	(112)	(391)	(194)	(519)	(372)
Net charge-offs (recoveries)	$1,632	$3,225	$3,645	$(182)	$150	$8,321	$3,222
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.44%	0.88%	0.99%	(0.05)%	0.04%	0.57%	0.22%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Total capital to risk-weighted assets	11.98%	11.91%	11.91%	11.55%	11.74%
Tier I capital to risk-weighted assets	9.45%	9.43%	9.33%	9.16%	9.26%
Common equity tier I capital to risk-weighted assets	8.89%	8.86%	8.77%	8.60%	8.68%
Tier I capital to adjusted assets	9.54%	9.39%	9.28%	9.26%	9.07%
Tangible common equity to tangible assets	8.79%	8.69%	8.68%	8.47%	8.42%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition

(Unaudited)	As of
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Commercial real estate:
Commercial real estate - owner occupied	$200,387	$182,755	$183,161	$183,016	$176,459
Commercial real estate - non-owner occupied	470,236	461,586	468,778	492,366	473,158
Land development	40,154	41,499	46,500	52,663	56,638
Construction	125,157	115,660	104,515	91,343	101,206
Multi-family	136,978	125,080	124,488	107,669	92,762
1-4 family	44,976	40,173	38,922	40,036	45,651
Total commercial real estate	1,017,888	966,753	966,364	967,093	945,874
Commercial and industrial	429,002	447,223	437,955	458,778	450,298
Direct financing leases, net	30,787	28,868	29,216	29,330	30,951
Consumer and other:
Home equity and second mortgages	7,262	7,776	7,973	8,237	8,412
Other	18,099	17,447	17,976	18,859	16,329
Total consumer and other	25,361	25,223	25,949	27,096	24,741
Total gross loans and leases receivable	1,503,038	1,468,067	1,459,484	1,482,297	1,451,864
Less:
Allowance for loan and lease losses	18,763	19,923	21,677	21,666	20,912
Deferred loan fees	1,443	1,354	1,309	1,326	1,189
Loans and leases receivable, net	$1,482,832	$1,446,790	$1,436,498	$1,459,305	$1,429,763

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

(Unaudited)	As of
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Non-interest-bearing transaction accounts	$277,445	$253,320	$241,577	$227,947	$252,638
Interest-bearing transaction accounts	217,625	251,355	231,074	205,912	183,992
Money market accounts	515,077	527,705	593,487	616,557	627,090
Certificates of deposit	76,199	58,144	54,067	53,865	58,454
Wholesale deposits	307,985	333,200	354,393	388,433	416,681
Total deposits	$1,394,331	$1,423,724	$1,474,598	$1,492,714	$1,538,855
Trust Assets

(Unaudited)	As of
(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Trust assets under management	$1,350,025	$1,240,014	$1,164,433	$1,126,835	$977,015
Trust assets under administration	186,383	176,472	173,931	176,976	227,360
Total trust assets	$1,536,408	$1,416,486	$1,338,364	$1,303,811	$1,204,375

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Common stockholders’ equity	$169,278	$166,781	$165,234	$164,134	$161,650
Goodwill and other intangible assets	(12,652)	(12,735)	(12,760)	(12,774)	(12,773)
Tangible common equity	$156,626	$154,046	$152,474	$151,360	$148,877
Common shares outstanding	8,763,539	8,758,923	8,716,018	8,718,307	8,715,856
Book value per share	$19.32	$19.04	$18.96	$18.83	$18.55
Tangible book value per share	17.87	17.59	17.49	17.36	17.08

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Common stockholders’ equity	$169,278	$166,781	$165,234	$164,134	$161,650
Goodwill and other intangible assets	(12,652)	(12,735)	(12,760)	(12,774)	(12,773)
Tangible common equity	$156,626	$154,046	$152,474	$151,360	$148,877
Total assets	$1,794,066	$1,785,656	$1,768,928	$1,800,590	$1,780,699
Goodwill and other intangible assets	(12,652)	(12,735)	(12,760)	(12,774)	(12,773)
Tangible assets	$1,781,414	$1,772,921	$1,756,168	$1,787,816	$1,767,926
Tangible common equity to tangible assets	8.79%	8.69%	8.68%	8.47%	8.42%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Total non-interest expense	$14,859	$14,231	$14,221	$13,560	$14,523	$56,871	$56,433
Less:
Net (gain) loss on foreclosed properties	(143)	—	—	—	29	(143)	122
Amortization of other intangible assets	13	14	14	14	14	54	62
SBA recourse provision	145	1,315	774	6	1,619	2,240	2,068
Impairment of tax credit investments	2,447	112	112	113	171	2,784	3,691
Deconversion fees	199	—	101	—	794	300	794
Total operating expense	$12,198	$12,790	$13,220	$13,427	$11,896	$51,636	$49,696
Net interest income	$15,358	$14,883	$15,479	$14,888	$16,753	$60,609	$63,328
Total non-interest income	3,525	4,339	4,738	4,063	3,931	16,665	17,988
Less:
Net (loss) gain on sale of securities	(409)	5	1	—	3	(403)	10
Total operating revenue	$19,292	$19,217	$20,216	$18,951	$20,681	$77,677	$81,306
Efficiency ratio	63.23%	66.56%	65.39%	70.85%	57.52%	66.48%	61.12%